As filed with the Securities and Exchange Commission on September 12, 2002

Registration No. 333-_____

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT
Under
The Securities Act of 1933

MAINE PUBLIC SERVICE COMPANY
(Exact name of registrant as specified in its charter)

Maine	01-0113635
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

209 State Street

Presque Isle, Maine 04769
(Address of principal executive offices)

Maine Public Service Company 2002 Stock Option Plan

(Full title of the plan)

Copy to:
Larry E. LaPlante, Vice President Treasurer and Chief Financial Officer	Michael B. Peisner, Esq. Curtis, Thaxter, Stevens, Broder & Micoleau,LLC
209 State Street	One Canal Plaza
Presque Isle, Maine 04769	Portland, Maine 04112
207-768-5811	207-774-9000
(Name, address and telephone number, including area code, of agent for service)

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered(1)	Proposed maximum offering price per share	Proposed maximum aggregate offering price	Amount of registration fee
Common Stock, par value $7.00	150,000 shares	$ 30.45(2)	$ 4,567,500 (2)	$420.21

(1) Also registered hereby are such additional and indeterminate number of shares of Common Stock as may become issuable because of changes resulting from stock dividends, stock splits and similar changes.

(2) Estimated solely for the purpose of calculating the registration fee and, pursuant to Rules 457(h)(1) and 457(c) under the Securities Act of 1933, based on the the closing price of the Common Stock of the Registrant on the American Stock Exchange on May 31, 2002 ($30.45), the last trading date before the stock option grant.

PART I

INFORMATION REQUIRED IN THE

SECTION 10(a) PROSPECTUS

Information required by Part I to be contained in the Section 10(a) prospectus is omitted from the Registration Statement in accordance with Rule 428 under the Securities Act of 1933, as amended, and the Note to Part I of Form S-8.

PART II

INFORMATION REQUIRED IN THE

REGISTRATION STATEMENT

Item 3.	Incorporation of Certain Documents by Reference

The following documents heretofore filed with the Securities and Exchange Commission (the "Commission") by Maine Public Service Company (the "Company") are incorporated herein by reference:

(a) The Company's Annual Report on Form 10-K for the year ended December 31, 2001.

(b) The Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 2002.

(c) The Company's Quarterly Report on Form 10-Q for the quarter ended June 30, 2002.

(d) All other reports filed by the Company pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), since December 31, 2001.

(e) The description of the Common Stock contained in the Company's Registration Statement on Form 8-A filed under the Exchange Act, including any amendment or report filed for the purpose of updating such description.

All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the respective dates of filing of such documents (such documents, and the documents enumerated above, being hereinafter referred to as "Incorporated Documents").

Any statement contained in an Incorporated Document shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed Incorporated Document modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement

Item 4.	Description of Securities

Not applicable.

Item 5.	Interests of Named Experts and Counsel

Not applicable.

Item 6.	Indemnification of Directors and Officers

Reference is made to Section 719 of the Maine Business Corporation Law (the "MBCL") which provides for indemnification of directors and officers in certain circumstances.

The Company's By-laws also provide that the Company will indemnify any officer or director who is a party to or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or she is or was a director or officer of the Company, or which director or officer is or was serving at the request of the Company as a director, officer, trustee, employee, partner, fiduciary or agent of another corporation, partnership, joint venture, trust, pension or other employee benefit plan or other enterprise, against expenses (including attorney's fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him or her in connection with such action, suit or proceeding; provided that no indemnification will be provided with respect to any matter as to which he or she is finally adjudicated in any action, suit or proceeding not to have acted honestly or in the reasonable belief that his or her action was in or not opposed to in the best interests of the Company or its shareholders or, in the case of an officer or director serving as a fiduciary of an employee benefit plan or trust, in or not opposed to the best interests of that plan or trust, or its participants or beneficiaries or, with respect to any criminal action or proceeding, had reasonable cause to believe that his or her conduct was unlawful. The Company may advance the costs of a civil, criminal, administrative or investigative action, suit or proceeding, pending or threatened, upon the authorization of the Board of Directors and an undertaking by the officer or director to repay such amount unless it is ultimately determined that he or she is entitled to be indemnified by the Company and a written affirmation by the officer or director that he or she has met the standard of conduct necessary for indemnification by the Company.

Also pertinent is Section 716 of the MBCL, which provides that a director of a Maine corporation shall not be held personally liable for monetary damages for failure to discharge any duty as a director unless the director is found not to have acted honestly or in the reasonable belief that his or her action was in or not opposed to the best interests of the corporation or its shareholders. The principal effect of this limitation of liability provision is that a shareholder or other third party generally will be unable to prosecute an action for monetary damages against a director of the Company unless that party can demonstrate one of the specified bases for liability. This provision, however, does not eliminate or limit director liability arising in connection with causes of action brought under the federal securities laws. This provision also would not affect the availability of equitable remedies such as injunction or rescission based upon a director's breach of the duty of care.

As permitted by Section 719, the Company maintains directors' and officers' liability insurance coverage which insures the Company, its subsidiaries and the elected officers and directors of the Company and its subsidiaries, against damages, judgments, settlements and costs incurred by reason of certain acts committed by such persons in their capacities as officers and directors.

Item 7.	Exemption from Registration Claimed

Not applicable.

Item 8.	Exhibits

The Exhibits accompanying this Registration Statement are listed on the Exhibit Index that appears after the signature page hereof.

Item 9. Undertakings

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement; provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Presque Isle, State of Maine, on this 12 th day of September, 2002.

MAINE PUBLIC SERVICE COMPANY
By: /s/ Larry E. LaPlante
Larry E. LaPlante
Vice President, Treasurer and Chief Financial Officer

POWER OF ATTORNEY

KNOW ALL BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Larry E. LaPlante and Michael A. Thibodeau, and each of them, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, in any and all capacities, to sign any or all amendments (including post-effective amendments) to this Registration Statement, including any filings under Rule 462 promulgated under the Securities Act of 1933, and to file the same with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or their substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on the dates indicated.

Signature	Title	Date

/s/ G. Melvin Hovey	Chairman of the Board and Director	9/12/2002
(G. Melvin Hovey)
/s/ J. Nicholas Bayne	President, CEO and Director	9/12/2002
(J. Nicholas Bayne)
/s/ Larry E. LaPlante	Vice President, Treasurer and Chief Financial Officer	9/12/2002
(Larry E. LaPlante)
/s/ Robert E. Anderson	Director	9/12/2002
(Robert E. Anderson)
/s/ D. James Daigle	Director	9/12/2002
(D. James Daigle)
/s/ Richard G. Daigle	Director	9/12/2002
(Richard G. Daigle)
/s/ J. Gregory Freeman	Director	9/12/2002
(J. Gregory Freeman)
/s/ Deborah L. Gallant	Director	9/12/2002
(Deborah L. Gallant)
/s/ Nathan L. Grass	Director	9/12/2002
(Nathan L. Grass)
/s/ J. Paul Levesque	Director	9/12/2002
(J. Paul Levesque)
/s/ Lance A. Smith	Director	9/12/2002
(Lance A. Smith)

INDEX TO EXHIBITS TO REGISTRATION STATEMENT ON FORM S-8

Certain of the following exhibits are filed herewith. Certain other of the following exhibits have heretofore been filed with the Commission and are incorporated herein by reference. (* indicates filed herewith)

Exhibit Number	Description of Exhibit

*5	Opinion of Curtis, Thaxter, Stevens, Broder & Micoleau, LLC, including the consent of such counsel
*23	Consent of PricewaterhouseCoopers LLP
*24	Powers of Attorney (contained in the signature page to this Registration Statement)
*99-1	2002 Stock Option Plan
*99-2	Prospectus for the 2002 Stock Option Plan

Exhibit 5

CURTIS THAXTER STEVENS BRODER & MICOLEAU LLC

P.O. BOX 7320

PORTLAND, ME 04112-7320

207-774-9000

FAX: 207-775-0612

September 12, 2002

Maine Public Service Company

P.O. Box 1209

Presque Isle, ME 04769

RE: 2002 Stock Option Plan

Registration Statement on Form S-8

Ladies and Gentlemen:

We refer to the Registration Statement on Form S-8 (the "Registration

Statement") of Maine Public Service Company, a Maine Corporation (the "Company"),

relating to the registration of 150,000 shares (the "Shares") of the Company's Common

Stock, par value $7.00 per share, proposed to be issued by the Company in connection with the Company's 2002 Stock Option Plan (the "Plan"). It is our understanding that the Registration Statement is to be filed with the Securities and Exchange Commission on or about September 12, 2002.

We have examined the originals, or photostatic or certified copies, of such records and certificates of the Company, such certificates of public officials and of officers of the Company, and such other documents as we have deemed relevant. In such examination we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies, and the authenticity of the originals of such copies. We have also assumed the accuracy and completeness of statements of fact contained in such documents.

Based upon and subject to the foregoing, we are of the opinion that the Shares have been duly authorized and, when issued in accordance with the terms of the Plan,

will be validly issued, fully paid and non-assessable.

We consent to the filing of this opinion as an Exhibit to the Registration

Statement. In giving this consent, we do not thereby admit that we are within the category of those persons whose consent is required under Section 7 of the Securities

Act of 1933 or the General Rules and Regulations of the Securities and Exchange Commission.

Very truly yours,

/s/

CURTIS THAXTER STEVENS BRODER

& MICOLEAU LLC

Exhibit 23

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated February 7, 2002 relating to the financial statements, which appears in the 2001 Annual Report to Shareholders of Maine Public Service Company which is incorporated by reference in Maine Public Service Company's Annual Report on Form 10-K for the year ended December 31, 2002. We also consent to the incorporation by reference of our report dated February 7, 2002 relating to the financial statement schedule, which appears in such Annual Report on Form 10-K.

/s/ PricewaterhouseCoopers LLP

Portland, ME

September 12, 2002

Exhibit 99-1

MAINE PUBLIC SERVICE COMPANY

2002 STOCK OPTION PLAN

1. Purpose. The purpose of the Plan is to provide designated Employees of Maine Public Service Company and its Subsidiaries with stock ownership opportunities and additional incentives to contribute to the success of the Company, and to attract, reward and retain Employees of outstanding ability.

2. Definitions. As used in this Plan, the following words and phrases wherever capitalized shall have the following meanings unless the context clearly indicates that a different meaning is intended:

(a) "Board" shall mean the Board of Directors of the Company.

(b) "Code" shall mean the Internal Revenue Code of 1986, as from time to time amended.

(c) "Committee" shall mean the committee described in Section 3, which shall have the authority to control and manage the administration of the Plan.

(d) "Common Stock" shall mean common stock, par value, $7.00 per share, of the Company.

(e) "Company" shall mean Maine Public Service Company.

(f) "Disability" shall mean an Employee's inability to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or which has lasted or can be expected to last for a continuous period of not less than twelve (12) months. An Employee shall not be considered disabled unless he or she furnishes proof of the existence of such Disability in such form and manner, and at such times, as the Committee may require.

(g) "Employee" shall mean any person who is employed by the Company or any Parent or Subsidiary.

(h) "Fair Market Value" shall mean, with respect to Shares, the closing price of Shares as reported on the American Stock Exchange or such other principal exchange or quotation network on which the Shares are traded; provided, however, that the Fair Market Value of the Shares to be issued under any Incentive Stock Option shall be determined by the Committee in accordance with the applicable requirements of subsections 422(b)(4) and (c)(7) of the Code and the regulations issued thereunder.

(i) "Incentive Stock Option" shall mean an option granted to an individual for any reason connected with his or her employment by a corporation, if granted by the employer corporation or its Parent or Subsidiary corporation, to purchase stock of any of such corporations, but only if such option meets the requirements of Section 422 of the Code.

(j) "Nonqualified Stock Option" shall mean an Option granted under the Plan that is not an Incentive Stock Option.

(k) "Option" shall mean a right granted under the Plan to purchase Shares.

(l) "Option Agreement" shall mean a written instrument that specifies the terms,

conditions and restrictions of an Option and incorporates the applicable provisions of the Plan and such additional provisions not inconsistent therewith as the Committee shall determine.

(m) "Optionee" shall mean an Employee who is granted an Option.

(n) "Parent" shall mean, for purposes of the Incentive Stock Option provisions of the Plan, a parent company within the meaning of subsections 424(e) and (g) of the Code.

(o) "Plan" shall mean the Maine Public Service Company 2002 Stock Option Plan.

(p) "Share" shall mean a share of Common Stock of the Company, as adjusted in accordance with subsection 4(b).

(q) "Subsidiary" shall mean, for purposes of the Incentive Stock Option provisions of the Plan, a subsidiary company within the meaning of subsections 424(f) and (g) of the Code, and for all other purposes of the Plan, a company of which Maine Public Service Company owns directly or indirectly at least fifty percent (50%) of the total combined voting power of all classes of stock entitled to vote.

(r) "Treasury Shares" shall mean Shares that have been issued and subsequently acquired by the Company, but have not been canceled or retired.

3 . Administration.

(a) Committee Members. The Plan shall be administered by the members of the Executive Compensation Committee of the Board who are not employees of the Company or any Parent or Subsidiary and who otherwise qualify as "non-employee directors" within the meaning of Rule 16b-3 under the Securities Exchange Act of 1934, as amended, and as "outside directors" within the meaning of Code Section 162(m), as amended, and the regulations thereunder. A majority of the members of the Committee shall constitute a quorum, and the action of a majority of the members present at any meeting at which a quorum is present shall be deemed the action of the Committee. Any member may participate in a meeting of the Committee by means of a conference telephone or similar communications equipment by means of which all persons participating in the meeting can hear each other. Further, any action of the Committee may be taken without a meeting if all of the members of the Committee sign written consents, setting forth the action taken or to be taken, at any time before or after the intended effective date of such action.

(b) Powers. The Committee shall have the complete authority and discretion to administer the Plan, including the following powers which shall be exercised in accordance with the terms of the Plan:

(i) to determine the Employees to whom Options shall be granted;

(ii) to determine the time or times at which Options shall be granted,

(iii) to determine the type or types of Options to be granted;

(iv) to determine the terms, conditions and restrictions of each Option;

(v) to make adjustments in accordance with subsection 4(b);

(vi) to prescribe, amend and rescind rules and regulations relating to the Plan;

(vii) to interpret the Plan and make all other determinations deemed necessary or advisable for the administration of the Plan; and

(viii) to delegate to any officer of the Company the authority to act for the Committee in such matters as the Committee may specify.

Each determination, interpretation or other action taken pursuant to the Plan by the Committee (or an officer of the Company acting under a delegation of authority by the Committee) shall be final and conclusive for all purposes and binding upon all persons, including the Company, its Subsidiaries, the Board, the Committee, the Employees and their respective successors in interest.

(c) Signatures. The Committee may authorize any member thereof to execute all instruments required in the administration of the Plan, and such instruments may be executed by electronic or facsimile signature.

4. Stock Subject to the Plan.

(a) Limitations. Subject to the provisions of subsection (b), the maximum number of Shares available for grant under the Plan shall be 150,000 Shares, provided that the maximum aggregate number of Shares which may be issued under the Plan pursuant to Incentive Stock Options shall be 120,000 Shares. Any Shares issued hereunder may consist, in whole or in part, of authorized and unissued Shares or Treasury Shares.

In the event that any Shares subject to an Option are forfeited, such Shares shall, unless the Plan has been terminated, become available again for grant and shall not be counted again for purposes of the foregoing share limitation. In the event that any Option granted under the Plan expires or terminates without the issuance of Shares or payment of other consideration in lieu of such Shares, the unissued Shares subject to such Option shall, unless the Plan has been terminated, become available for other Options.

In the event that an Employee transfers stock issued by the Company in full or partial payment of the option price of an Option granted under the Plan, only the difference between (i) the number of Shares issued upon exercise of the Option and (ii) the number of Shares transferred in payment of the option price shall be counted for purposes of the foregoing limitation on the maximum number of Shares available for grant under the Plan. Notwithstanding the foregoing, the total number of Shares issued pursuant to the exercise of an Incentive Stock Option shall be counted for purposes of the foregoing special limitation on Shares issued pursuant to Incentive Stock Options.

(b) Adjustments. If the number of Shares outstanding changes as a result of a stock split or stock dividend, the Committee shall proportionately adjust: (i) the maximum number of Shares available for grant and the maximum aggregate number of Shares which may be issued under Incentive Stock Options; (ii) the number of Shares to be issued under Options; and (iii) the option price.

In the event of a merger or consolidation in which the Company is the surviving company, or the acquisition by the Company of property or stock of another company, or any reorganization, the Committee shall appropriately adjust: (i) the number and class of Shares to be issued under Options; and (ii) the option price. Any adjustments under this subsection (b) affecting Incentive Stock Options shall be made so as to comply with the applicable provisions of Sections 422 and 424 of the Code.

5. Eligibility.

The Committee may, from time to time, designate Employees to whom Options may be granted in accordance with the terms of the Plan.

6. Granting of Options.

The Committee may grant more than one Option and more than one type of Option to any Employee; provided that no Incentive Stock Option shall be granted to any Employee who, at the time the Option is granted, owns stock possessing more than ten percent (10%) of the total combined voting power of all classes of stock of the Company or any Parent or Subsidiary. For purposes of applying the percentage limitation of the preceding sentence, the ownership principles of subsection 424(d) of the Code shall apply. The terms and conditions of Options need not be the same with respect to each Employee. An Employee who has been granted an Option may, if he or she is otherwise eligible, be granted additional Options before the exercising of such prior Option.

In no event may an Employee during any five (5) year period be granted Options with respect to more than one hundred thousand (100,000) Shares, subject to adjustment as provided in Section 4. The Committee may condition the grant of an Option and the exercise of an Option on the attainment of performance goals. Performance goals may be expressed in terms of earnings per Share, stock price, total shareholder return, return on equity, or any similar quantifiable measures.

7. Options.

(a) Option Agreement. Each Option granted by the Committee shall be evidenced by an Option Agreement, specifying the Option price, the number of Shares subject to the Option and such other terms, conditions and restrictions as the Committee shall determine. In addition, each Option shall be clearly identified as either an Incentive Stock Option or a Nonqualified Stock Option.

(b) Term of Option. The term of each Option shall be set forth in the Option Agreement, but in no event shall an Option be exercisable after the expiration of ten (10) years from the date such Option is granted.

(c) Option Price. The option price for Shares to be issued under any Incentive Stock Option shall not be less than one hundred percent (100%) of the Fair Market Value of such Shares on the date the Option is granted.

(d) Nontransferability of Options. Options may not be sold, pledged, assigned, hypothecated, transferred or disposed of in any manner, other than by will or by the laws of descent and distribution, and may be exercised during the lifetime of the Optionee only by such Optionee. Notwithstanding the preceding sentence to the contrary, the Committee may permit the transfer of Nonqualified Stock Options to family members or family trusts (and exercise by the transferee) to the extent Rule 16b-3 under the Securities Exchange Act of 1934 permits such transfers.

(e) Manner of Exercise. An Option granted under the Plan shall be exercisable at such times and under such conditions as shall be permissible under the terms of the Plan and of the Option Agreement. An Option shall be deemed to be exercised when the Optionee gives written or electronic notice of such exercise to the Company in accordance with the terms of the Option Agreement and the Company receives full payment for the Shares with respect to which the Option is exercised. Payment shall be made by check payable to the Company, delivery of stock issued by the Company or a combination thereof, subject to the terms of the Option Agreement.

Stock transferred to the Company in full or partial payment for Shares shall be valued at Fair Market Value on the date that such transfer is recorded upon the books of the Company, following actual or constructive delivery of such stock to the Company in a form suitable for transfer.

(f) Termination of Employment. In the event an Optionee ceases to be employed by the Company or any Parent or Subsidiary, and is no longer employed by any of them, for any reason other than death or Disability, such Optionee may, subject to the terms of the Option Agreement, exercise an Option at any time prior to the expiration date of such Option (or, in the case of an Incentive Stock Option, within three (3) months after the date the Optionee's employment ceases, whichever is earlier), but only to the extent the Optionee had the right to exercise such Option at the date his or her employment ceased. An Optionee's employment shall be deemed terminated on the date such Optionee's employer ceases to be a Parent or Subsidiary.

(g) Disabled Optionee. In the event an Optionee who is disabled ceases to be employed by the Company or any Parent or Subsidiary by reason of such Disability, and is no longer employed by any of them, such Optionee may, subject to the terms of the Option Agreement, exercise an Option at any time prior to the expiration date of such Option (or, in the case of an Incentive Stock Option, within one (1) year after the date such Optionee's employment ceases, whichever is earlier), but only to the extent the Optionee had the right to exercise such Option at the date his or her employment ceased.

(h) Death of Optionee. In the event an Optionee dies while in the employ of the Company or any Parent or Subsidiary, then to the extent that the Optionee would have been entitled to exercise an Option immediately prior to his or her death, such Option may be exercised by the estate of such Optionee or by such person or persons to whom such Optionee's rights pass by will or by the laws of descent and distribution at any time prior to the expiration date of such Option or within one (1) year after the death of the Optionee, whichever is earlier.

8. Cancellation of Options. Notwithstanding any provision of the Plan to the contrary, the Committee may cancel any Option, whether vested or not, if at any time an Employee is not in compliance with the applicable terms of the Option Agreement or in the event of a serious breach of conduct, including but not limited to failure to comply with the terms of an agreement not to compete with the Company or disclose confidential information.

9. Change in Control. Upon the occurrence of a Change in Control Event, all then outstanding Options not previously exercisable shall immediately become fully exercisable. For purposes of this Section, each of the following events shall constitute a Change in Control Event:

(a) Any person acquires beneficial ownership of Company securities and is or thereby becomes a beneficial owner of securities entitling such person to exercise twenty-five percent (25%) or more of the combined voting power of the Company's then outstanding stock.

For purposes of this Plan, "beneficial ownership" shall be determined in accordance with Regulation 13D under the Securities Exchange Act of 1934, or any similar successor regulation or rule; and the term "person" shall include any natural person, corporation, partnership, trust or association, or any group or combination thereof, whose ownership of Company securities would be required to be reported under such Regulation 13D, or any similar successor regulation or rule.

(b) The Company ceases to be a reporting company pursuant to Section 13(a) of the Securities Exchange Act of 1934 or any similar successor provision.

(c) The number of the Company's Outside Directors, as defined herein, is decreased by more than fifty percent (50%) in any twenty-five (25) month period or the number of the Company's directors is increased such that the Outside Directors constitute less than a majority of the Board.

For purposes of this Plan, an "Outside Director" as of a given date shall mean a member of the Company's board of directors who has been a director of the Company throughout the six (6) months prior to such date and who has not been an employee of the Company at any time during such six (6) month period.

(d) Within any twenty-five (25) month period, individuals who were Outside Directors at the beginning of such period, together with any other Outside Directors first elected as directors of the Company pursuant to nominations approved or ratified by at least two-thirds (2/3) of the Outside Directors in office immediately prior to such respective elections, cease to constitute a majority of the board of directors of the Company.

(e) The Company is subject to a change in control which would require reporting in response to Item 1 of Form 8-K under Regulation 13a-11 promulgated under the Securities Exchange Act of 1934, as amended, or any similar successor statute or rule, whether or not the Company is a reporting company under such Act.

(f) The Company's stockholders approve:

(i) any consolidation or merger of the Company in which the Company is not the continuing or surviving corporation or pursuant to which shares of Company common stock would be converted into cash, securities or other property, other than a merger or consolidation of the Company in which the holders of the Company's common stock immediately prior to the merger or consolidation have substantially the same proportionate ownership and voting control of the surviving corporation immediately after the merger or consolidation; or

(ii) any sale, lease, exchange, liquidation or other transfer (in one transaction or a series of transactions) of all or substantially all of the assets of the Company.

Notwithstanding subparagraphs (i) and (ii) above, the term "Change in Control Event" shall not include a consolidation, merger, or other reorganization if upon consummation of such transaction all of the outstanding voting stock of the Company is owned, directly or indirectly, by a holding company, and the holders of the Company's common stock immediately prior to the transaction have substantially the same proportionate ownership and voting control of the holding company.

10. Amendment and Termination.

(a) Amendment. The Committee, without further approval of the shareholders of the Company, may amend the Plan from time to time in such respects as the Committee may deem advisable, provided that no amendment shall become effective prior to ratification by the Board and approval by shareholders if such amendment:

(i) increases the maximum aggregate number of shares which may be issued under the Plan or issued pursuant to Incentive Stock Options;

(ii) increases the maximum number of Shares that may be granted to an Employee;

(iii) increases the maximum term for which an Option may be granted;

(iv) reduces the minimum exercise price at which an Option may be granted; or

(v) provides for the grant of an Option to persons who are not employees.

(b) Termination. The Board, without further approval of the shareholders of the Company, may at any time terminate the Plan.

(c) Effect of Amendment or Termination. Any such amendment or termination of the Plan shall not adversely affect Options already granted without the written consent of the affected individual, and such Options shall remain in full force and effect as if the Plan had not been amended or terminated.

11. Effective Date of Plan. The Plan shall be effective upon its adoption by the Board or its approval by the shareholders of the Company, whichever is later.

12. Term of Plan. No Option shall be granted pursuant to the Plan after ten (10) years from the earlier of the date the Plan is adopted or the date the Plan is approved by shareholders. Options granted prior to the end of such period may extend beyond such period, except as otherwise provided herein or in the Option Agreement.

13. Arbitration. Arbitration as hereinafter provided shall be the exclusive remedy for resolving any claim or dispute arising under the Plan.

(a) Any arbitration under the Plan, and any related judicial proceeding, shall be initiated and shall proceed pursuant to the provisions of the Maine Uniform Arbitration Act (the "Act") and, to the extent consistent with the Act, the then prevailing rules of the American Arbitration Association (the "Association") for labor and employment contracts. To initiate arbitration, demand shall be given in writing to the Association and the other party no later than one year after the claim arises. Any claim for which such demand is not made within one year after the claim arises shall be barred and discharged absolutely.

(b) Any arbitration under the Plan shall be before a single arbitrator, and an award in such arbitration may include only damages which the arbitrator determines to be due under express provisions of the Plan and applicable Option Agreement. The arbitrator shall have no authority to award any other damages, including without limitation, consequential and exemplary damages. Any award in arbitration shall be subject to enforcement and appeal pursuant to the Act.

(c) The Company and the Employee shall share equally all costs and fees charged by the Association or the arbitrator.

14. Miscellaneous.

(a) Option Agreement. Upon executing an Option Agreement, an Employee shall be bound by such Agreement and by the applicable provisions of the Plan.

(b) Employment. The granting of an Option to an Employee shall not give the Employee any right to be retained in the employ of the Company or any Parent or Subsidiary, nor shall the existence of the Plan impair the right of the Company or any Parent or Subsidiary to discharge or otherwise deal with an Employee.

(c) Tax Withholding. The Company shall be authorized to withhold from any Option granted, or payment due, under the Plan the amount of any taxes required by law to be withheld because of such Option or payment and to take such other action as may be necessary in the opinion of the Company to satisfy all obligations for the payment of such taxes.

(d) Governing Law. The Plan is established under and shall be construed according to the laws of the State of Maine.

(e) Headings. Paragraph headings are included solely for convenience and shall in no event affect, or be used in connection with, the interpretation of the Plan.

Exhibit 99-2

THIS DOCUMENT CONSTITUTES PART OF A PROSPECTUS COVERING SECURITIES THAT HAVE BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933.

MAINE PUBLIC SERVICE COMPANY

209 State Street

Presque Isle, Maine 04769

207-768-5811

MAINE PUBLIC SERVICE COMPANY 2002 STOCK OPTION PLAN

Introduction

This Prospectus describes the 2002 Stock Option Plan (the "Plan") of Maine Public Service Company (the "Company"), the terms of options that may be granted under the Plan and certain related information. The Prospectus constitutes part of a Registration Statement on Form S-8 relating to the Plan.

This Prospectus was prepared as of May 14, 2002. Certain current information appears in the Appendix to the Prospectus. The Company intends to update the Prospectus from time to time by distributing a revised Appendix.The Company recommends that employees retain for their files a copy of this Prospectus and the latest Appendix, together with a copy of all option agreements received by them pursuant to the Plan.

The Plan was adopted by the Company's Board of Directors (the "Board") on March 1, 2002, and was approved by the shareholders of the Company on May 14, 2002. The purpose of the Plan is to provide employees of the Company and its subsidiaries with stock ownership opportunities and additional incentives to contribute to the success of the Company, and to attract, reward and retain employees of outstanding ability. Provisions of the Plan relating to incentive stock options are intended to comply with Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"). The Plan is not subject to the provisions of the Employee Retirement Income Security Act of 1974.

Any person who is employed by the Company or any subsidiary is eligible to receive awards under the Plan. Directors of the Company who are not employed as regular salaried employees of the Company are not eligible to participate in the Plan.

Plan Administration. The Plan is administered by the Executive Compensation Committee of the Board (the "Committee"). The Committee has the power to interpret the Plan and to establish rules and regulations for its administration in accordance with the terms of the Plan. The Committee will determine which eligible employees of the Company or any subsidiary will be granted awards and the number of shares to be represented by each award. The members of the Committee are selected by the Board from among the non-employee Directors of the Company and serve at the pleasure of the Board. Communications to Committee members may be addressed to them at Maine Public Service Company, 209 State Street, Presque Isle, Maine 04769.

Awards Under the Plan. Awards under the Plan may be granted in the form of incentive stock options or nonqualified stock options the terms of which are outlined below. The Committee may grant more than one award and more than one type of award to any employee. A stock option entitles the holder to purchase shares of Common Stock (as defined below) directly from the Company for a designated option price per share and under certain terms and conditions, as set forth in the holder's option agreement.

Stock Issuable Under the Plan. The Plan authorizes the Company to issue Maine Public Service Company Common Stock, par value $7.00 ("Common Stock"), pursuant to the terms of awards granted under the Plan. The maximum number of shares of Common Stock available for grant under the Plan is 150,000. The maximum number of shares of Common Stock issued under the Plan pursuant to incentive stock options may not exceed 120,000 shares in the aggregate.

Amendment and Termination. The Plan will terminate on May 13, 2012, unless sooner terminated by the Board. The Committee, without further approval of the shareholders or the Board, has broad discretion to amend the Plan from time to time as it deems advisable. No amendment, however, may become effective prior to ratification by the Board and approval by shareholders if such amendment (i) increases the maximum aggregate number of shares which may be issued under the Plan or issued pursuant to incentive stock options, (ii) increases the maximum number of shares that may be granted to an employee, (iii) increases the maximum term for which an option may be granted, (iv) reduces the minimum exercise price at which an option may be granted, or (v) provides for the grant of an option to persons who are not employees.

Amendment or termination of the Plan will not adversely affect stock options already granted under the Plan without the written consent of the affected individual, and such options will remain in full force and effect as if the Plan had not been amended or terminated.

In the event of a "change in control" of the Company (as defined in the Plan), all then outstanding stock options not previously exercisable will immediately become fully exercisable. Also, in the event of a merger or consolidation in which the Company is the surviving corporation, or a reorganization or similar transaction, the Committee has authority to make such adjustments to outstanding awards as it deems appropriate to reflect that event.

Stock Options

General. An option granted under the Plan entitles the holder to purchase a certain number of shares of Common Stock at a designated option price. The terms of each option will be set forth in a written agreement (the "Option Agreement"). The Plan allows the granting of two types of options:

X Incentive stock options ("ISOs") are entitled to special tax treatment, as described below.

X Those options that do not qualify as ISOs are called "nonqualified" stock options.

Set forth below is a description of terms typical of options that may be granted by the Committee under the Plan. The Committee has authority under the Plan to vary the terms of options at the time of grant, and the terms of an option may differ materially from those described below. It therefore is important for an option holder to read and understand the Option Agreement pertaining to his or her option.

Option Price. The option price will be determined by the Committee. In the case of ISOs, the option price cannot be less than the fair market value of the Common Stock on the date of grant.

Vesting Period. Generally, the holder must wait a period of time before he or she can exercise any portion of an ISO. Thereafter, the option generally becomes exercisable over time. Holders should refer to their Option Agreements for the vesting conditions that apply to their stock options.

Early vesting of an option will occur if the Company undergoes a "change in control," as defined under the Plan.

Termination Date. The term of each option shall be set forth in the applicable Option Agreement. In no event may an option be exercised more than ten years after the date of grant. An option generally will terminate three months after the holder's employment ceases for any reason, except as follows:

X In the event of the holder's disability, the holder will have one year after employment ceases by reason of such disability to exercise the option, and

X In the event of the holder's death, his or her estate will have one year after employment ceases by reason of such death to exercise the option.

The unvested portion of any option will terminate at the time employment ceases.

Restrictions on Transfer of Options. The Plan generally prohibits the sale, pledge or other transfer of options prior to exercise, other than by will or by the laws of descent and distribution. The Committee does have discretion under the Plan, however, to permit the transfer of nonqualified stock options to family members or family trusts to the extent Rule 16b-3 under the Securities Exchange Act of 1934 permits such transfers.

Special Grant Restrictions. The Plan and federal income tax laws limit eligibility for ISOs. Specifically, to the extent that the aggregate fair market value of Company Stock with respect to which ISOs are exercisable for the first time by an employee during any calendar year (regardless of the number of plans under which the options are granted) exceeds $100,000, such options are treated as nonqualified stock options. (For these purposes, fair market value is measured as of the grant date for each option.) Also, the Plan provides that ISOs may not be granted to any employee who, at the time the ISO is granted, owns stock possessing more than 10% of the total combined voting power of all classes of stock of the Company.

Manner of Exercise. To exercise an option, the holder must deliver a written or electronic notice to the Company in accordance with the terms of the Option Agreement, and must tender full payment for the shares to be acquired. Generally, payment may be made in cash and/or by exchanging previously owned shares of Company stock. Payment in the form of stock will be permitted only if the transfer of shares will not, in the judgment of the Company's accountants, result in an expense being reflected in the financial statements of the Company. The value of stock transferred to the Company in payment of the option price will equal 100% of the market price of such stock at the close of business on the date such transfer is recorded on the books of the Company, following actual or constructive delivery of the stock to the Company in a form suitable for transfer.

Cancellation of Options. The Committee may cancel any option, whether vested or not, if at any time an employee is not in compliance with the terms of the Option Agreement or in the event of a serious breach of conduct, including but not limited to failure to comply with terms of an agreement not to compete with the Company or disclose confidential information.

Tax Implications of Stock Options

The following is a description of certain federal income tax consequences of stock options granted under the Plan. This description does not address the state tax consequences of such awards, nor does it purport to cover every aspect of federal income taxation. Employees are encouraged to consult their tax advisors for further information on the tax treatment of stock options and the related transactions.

The Plan is not qualified under Section 401(a) of the Internal Revenue Code of 1986, as amended.

Incentive Stock Options. ISOs are entitled to favorable tax treatment if certain conditions are met. Generally, an employee will not recognize income at the time of grant of an ISO, but instead will be taxed at the time he or she disposes of the underlying shares. However, in the year of exercise the difference between the fair market value of the stock at the time of exercise and the option price is an item of adjustment in calculating an employee's alternative minimum tax ("AMT"). Thus, the employee could have AMT liability for the year of exercise. There is no other recognition of income on exercise. If the disposition occurs at least two years after the date the option was granted and at least one year after the date the shares were transferred to the employee (the "holding periods"), the amount realized on such disposition will be treated as a capital gain (or loss, as the case may be).

If, however, an employee fails to meet one or both of the requisite holding periods, the excess of the fair market value of the shares at the time of exercise over the option price will generally be treated as ordinary income in the year of disposition. In addition, any amount realized on the disposition in excess of the option price and the amount treated as ordinary income will be treated as capital gain. If the amount realized is less than the option price, the difference will be treated as a capital loss.

If payment for shares transferred pursuant to an ISO is made with previously acquired shares, special rules set forth in proposed regulations under Section 422 of the Internal Revenue Code may apply. If an ISO is exercised after the death of an optionee by the estate of the decedent, or by a person to whom the option has passed under the laws of descent and distribution, no income will be realized at the time of exercise, and the holding period requirements do not apply.

In the case of capital gains, the rate of taxation may vary depending on the holding period. Under current law, capital gains on stock held for more than one year from the date of exercise will be taxed at a lower rate.

When an employee is required to treat any amount as ordinary income as a result of a disposition of stock before the end of the required holding periods, the Company is entitled to a corresponding deduction for compensation expense. Otherwise, the Company is not entitled to a deduction with respect to an ISO.

Under proposed tax regulations of the Treasury Department, when an ISO is exercised, the option holder would be treated as having received wages under the Federal Insurance Contributions Act ("FICA") and the Federal Unemployment Tax Act ("FUTA"). The amount of the additional wages will equal the amount by which the fair market value of the acquired shares exceeds the option price. The proposed regulations would be effective only for the exercise of an ISO that occurs on or after January 1, 2003. The proposed regulations also provide that no income tax withholding will be required at the time of exercise.

Nonqualified Stock Options. As a general rule, employees will not be taxed at the time a nonqualified stock option is granted, but will be subject to income tax at the time the option is exercised. The amount subject to tax will be treated as ordinary income and will equal the excess of the fair market value of the shares at the time of exercise over the amount paid for the shares.

Generally, the Company will be entitled to a deduction at the time an employee recognizes ordinary income with respect to a nonqualified stock option, and in the same amount. The Company must satisfy certain income tax reporting obligations in order to obtain the deduction.

When an employee recognizes ordinary income upon the exercise of a nonqualified stock option, the income is subject to income tax withholding and the income is treated as wages for FICA and FUTA tax purposes.

Certain Reporting Obligations of Executive Officers

Purchases and sales of Common Stock by executive officers of the Company generally must be reported to the Securities and Exchange Commission, the Company and the American Stock Exchange under Section 16(a) of the Securities Exchange Act of 1934. Purchases and sales may, in certain circumstances, subject such persons to liability for short-swing trading under Section 16(b) of that Act. The Company has a stock preclearance policy by which executive officers and Directors must provide the Company's Chief Financial Officer with advance notice of any proposed purchase or sale of Common Stock, whether in connection with the Company's stock plan or otherwise. The Chief Financial Officer will assist such persons in determining the applicability and effect of the Section 16 rules, but the executive officer or Director will in all cases remain responsible for compliance with these requirements.

Additional Information

The Company is subject to the informational requirements of the Securities Exchange Act of 1934, and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission. Such reports, proxy statements and other information can be inspected and copied at the public reference facilities maintained by the Commission at Judiciary Plaza Building, 450 Fifth Street, N.W., Washington, DC 20549, or at the Commission's regional offices: 175 W. Jackson Boulevard, Suite 900, Chicago, Illinois 60604; and 233 Broadway, New York, New York 10279. The Commission also maintains an Internet web site (www/sec.gov/edaux/searches.htm) on which certain publicly available documents may be found. In addition, the Company's reports, proxy statements and other information may be inspected at the offices of the American Stock Exchange, 86 Trinity Place, New York, New York, on which exchange Maine Public Service Company Common Stock is listed.

The Company hereby incorporates by reference into this Prospectus the Company's Annual Report on Form 10-K for the year ended December 31, 2001; all documents filed by the Company pursuant to Sections 13(a) or 15(d) of the Exchange Act since December 31, 2001; and the description of the Company's Common Stock contained in the Registration Statement filed on Form 8-A under Section 12 of the Securities Exchange Act of 1934, including any amendment or report filed for the purpose of updating such description. The Company also incorporates by reference into this Prospectus all documents filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date of this Prospectus.

The Company will promptly provide without charge to each person, including any beneficial owner, to whom this Prospectus is delivered, upon written or oral request of such person, a copy (without exhibits, other than exhibits specifically incorporated by reference) of any and all information incorporated by reference into this Prospectus. Requests for such copies should be directed to the Chief Financial Officer, Maine Public Service Company, 209 State Street, Presque Isle, Maine 04769, telephone 207-768-5811.